Exhibit 10.1

February 5, 2014

Tara Nickerson

Tara -
I am very pleased to inform you of your promotion to Chief Business Officer, effective March 1, 2014. In this new role, we expect that you will contribute significantly to the advancement of our business and achievement of our goals in 2014 and beyond.
In addition to the change in title and responsibilities, your promotion may impact certain of Prothena’s compensation and benefits plans:

•	Your annual bonus opportunity under the Prothena Corporation plc Incentive Compensation Plan will remain 40% of annual salaried-earnings

•	Your Tier level under the Prothena Biosciences Inc Amended and Restated Severance Plan moves from Tier 2 (Leadership II) to Tier 1 (Leadership I) - further details are attached

On behalf of the Board of Directors and Leadership Team, I thank you for the work you’ve put in to earn this promotion, and I look forward to your continued success here at Prothena.

Sincerely,

/s/ Dale B. Schenk
Dale B. Schenk
President and Chief Executive Officer

Your employment remains “at will.” This means that you and Prothena each have the right to terminate the employment relationship at any time, with or without cause. Nothing in this letter should be taken as a guarantee of continued employment or a specific term of employment.